UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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Astrotech Corporation
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Proxy Statement

Notice of Annual Meeting of Stockholders

for the fiscal year ended June 30, 2026

Friday, December 4, 2026

9:00 a.m. (Central Standard Time)

1817 West Braker Lane, Suite 400

Austin, Texas 78758

Thomas B. Pickens III	Tom Wilkinson	Charles Winn	Robert McFarland

Director Since: 2004	Director Since: 2018	Director Since: 2024	Director Since: 2023
Chairman of the Board and Chief Executive Officer	Board Committees: Compensation (Chair), Corporate Governance & Nominating Lead Independent Director	Board Committees: Audit, Compensation, Corporate Governance & Nominating	Board Committees: Audit, Corporate Governance & Nominating (Chair)

Matthew Kreps	Eric Stober	John Halinski	Scott Bartley	Nihanth Badugu

Director Since: 2026	Director Since: 2024	Director Since: 2024	Interim Chief Financial Officer	Chief Operations Officer
	Board Committees: Audit (Chair)	Board Committees: Compensation, Corporate Governance & Nominating

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 4, 2026

October 23, 2026

To the Stockholders of Astrotech Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders for the fiscal year ended June 30, 2026 (the “Annual Meeting”), for Astrotech Corporation, a Delaware corporation (the “Company” or “Astrotech”), to be held at 1817 West Braker Lane, Suite 400, Austin, Texas, 78758 on December 4, 2026, at 9:00 a.m. Central Standard Time. Information about the Annual Meeting, director nominees, and the proposals to be considered are presented in this Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”) and the Proxy Statement (the “Proxy Statement”) on the following pages. At the meeting you will be asked:

i.	to elect seven director nominees to serve as directors until the 2027 annual meeting of stockholders (the “2027 Annual Meeting”);
ii.	to ratify the appointment of RBSM LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2027; and
iii.	to transact such other business as may properly come before the Annual Meeting and any related adjournments or postponements of the Annual Meeting.

The Board of Directors of the Company (the “Board”) has approved submission of these proposals to the stockholders of the Company and recommends a vote in favor of these proposals and such other matters as may be submitted to you for a vote at the Annual Meeting. The Board has fixed the close of business on October 13, 2026, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

As permitted by the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), on or about October 23, 2026, we will mail a Notice Regarding the Availability of Proxy Materials to our stockholders containing instructions on how to access the Notice of Annual Meeting, Proxy Statement, proxy card and the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2026 (the “Form 10-K”), and vote electronically via the internet. We believe that furnishing these materials electronically allows us to more efficiently provide our stockholders with our proxy materials while reducing costs and reducing the impact of the Annual Meeting on the environment. However, if you would prefer to receive a printed copy of our proxy materials, such materials are available without charge upon written or oral request. Please follow the instructions included in the Notice Regarding the Availability of Proxy Materials or contact our proxy solicitor by calling +1-800-662-5200 (toll-free). Banks and brokers can call at +1-203-658-9400 or emailing ASTC.info@investor.sodali.com.

Voting can be completed by returning the proxy card, by telephone at 1-888-457-2959, or online at www.proxyvoting.com/ASTC.

Only your latest-dated proxy card will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in this Proxy Statement. Further detail can be found on the proxy card and in the “How to Vote” section of the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS OF THE ANNUAL MEETING TO BE HELD ON DECEMBER 4, 2026.

This Notice of Annual Meeting, Proxy Statement, proxy card, and Form 10-K are available free of charge at www.astrotechcorp.com under the heading “Investors.” If you would like to request printed materials, please do so no later than one week prior to the date of the Annual Meeting to receive them before the Annual Meeting. Please be sure to include your complete name and address in your request.

Thank you for your assistance in voting your shares promptly.

By Order of the Board of Directors,
/s/ Thomas B. Pickens III
Thomas B. Pickens III Chairman of the Board, Chief Executive Officer and Chief Technology Officer Austin, Texas

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE
MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN
THE ENCLOSED ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT
THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH
TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be Held December 4, 2026

GENERAL INFORMATION

Unless the context otherwise requires, references in this proxy statement (this “Proxy Statement”) to “Astrotech,” the “Company,” “we,” “us,” or “our” refer to Astrotech Corporation, a Delaware corporation, and its consolidated subsidiaries as a whole.

This Proxy Statement is furnished to holders of Astrotech’s common stock, $0.001 par value per share (“Common Stock”), as of the close of business on October 13, 2026 (the “Record Date”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Astrotech to be voted at the annual meeting of stockholders on December 4, 2026 (the “Annual Meeting”), at 9:00 a.m. Central Standard Time at 1817 West Braker Lane, Suite 400, Austin, Texas, 78758. This Proxy Statement, the accompanying proxy card, and the Form 10-K are being distributed to stockholders on or about October 23, 2026. The accompanying proxy is solicited by and on behalf of the Company’s Board.

At the Annual Meeting you will be asked:

i.	to elect seven directors to the Company’s Board of Directors (the “Election of Directors Proposal”);

ii.	to ratify the appointment of RBSM LLP ("RBSM") as our independent registered public accounting firm for the fiscal year ending June 30, 2027 (the “Auditor Ratification Proposal”); and

iii.	to transact such other business as may properly come before the meeting and any related adjournments or postponements of the Annual Meeting.

Your vote is extremely important no matter how many shares you own. We hope you will attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, please promptly vote your shares by following the instructions on the Notice of Availability of Proxy Materials or your proxy card or voting instruction form, as applicable.

The proxy materials were first sent or made available to stockholders on or about October 23, 2026.

THE FOLLOWING INFORMATION PROVIDED BELOW IS FOR YOUR CONVENIENCE AND INCLUDES ONLY A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD READ THIS ENTIRE PROXY STATEMENT CAREFULLY.

Internet Availability of Proxy Materials

Astrotech is making these materials available to its stockholders via the internet. On or about October 23, 2026, we will mail a Notice Regarding the Availability of Proxy Materials to our stockholders containing instructions on how to access the Notice of Annual Meeting, Proxy Statement, proxy card and Form 10-K and vote electronically on the internet. The Notice of Annual Meeting, Proxy Statement, proxy card and Form 10-K are available free of charge at www.astrotechcorp.com under the heading “Investors.”

Record Date and Voting Securities

As of the Record Date, there were 2,108,575 shares of Common Stock outstanding, which includes 61,335 shares of restricted stock with voting rights. Holders of Common Stock and holders of restricted stock with voting rights are entitled to notice of the Annual Meeting and to one vote per share held as of the Record Date. No stockholder will be allowed to cumulate votes.

Revocation of Proxies

Each stockholder giving a proxy has the power to revoke it at any time before the shares represented by that proxy are voted. Revocation of a proxy is effective when the Secretary of the Company receives either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

How to Vote

Because many Astrotech stockholders are unable to attend the Annual Meeting, the Board solicits proxies to give each stockholder an opportunity to vote on all matters scheduled to come before the Annual Meeting as set forth in this Proxy Statement. Stockholders are urged to carefully read the material in this Proxy Statement and vote through one of the following methods:

i.	Fully completing, signing, dating and timely returning the proxy card by mail in the postage paid envelope enclosed with the proxy materials;
ii.	Calling 1-888-457-2959 and following the instructions provided on the phone line; or
iii.	Accessing the internet voting site at www.proxyvoting.com/ASTC and following the instructions provided on the website.

Please keep your proxy card with you when voting via the telephone or internet. All votes via the telephone or internet must be submitted by 11:59 p.m. Eastern Standard Time on December 3, 2026, in order to be counted. Each proxy card that is (i) properly executed, (ii) timely received by the Company before or at the Annual Meeting, and (iii) not properly revoked by the stockholder pursuant to the instructions above will be voted in accordance with the directions specified on the proxy and otherwise in accordance with the judgment of the persons designated therein as proxies. If no choice is specified and the proxy is properly signed and returned, the shares will be voted by the Board appointed proxy in accordance with the recommendations of the Board.

Beneficial owners who own shares through a broker-dealer or other financial institution can vote by returning the voting instruction form or by following the instructions for voting via telephone or the internet provided by the broker-dealer or other financial institution. If you own shares in multiple accounts or in more than one name, you may receive multiple sets of proxy material. Please vote all your shares.

The Board has appointed Mr. Thomas B. Pickens III, our Chief Executive Officer and Chairman of the Board (“Chairman”), to serve as proxy to vote your shares in accordance with the instructions you submit.

Quorum

The holders of at least one-third of all of the issued and outstanding shares of stock entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will constitute a quorum.

Vote Required for Director Elections

The Election of Directors Proposal requires the vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon (meaning that the director nominees who receive the highest number of shares voted “for” their election are elected). As a result, votes withheld and “broker non-votes” (as explained below), if any, will not affect the outcome of the vote on this proposal since only votes “for” a nominee will be counted.

Vote Required for the Auditor Ratification Proposal

The Auditor Ratification Proposal requires the affirmative vote of a majority of the total votes cast at the Annual Meeting by the holders of Common Stock. As a result, abstentions, if any, will not affect the outcome of the vote on the Auditor Ratification Proposal.

Method of Tabulation and Broker Voting

One or more inspectors of election appointed for the Annual Meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What are “broker non-votes”?

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee, or in “street name,” and you will need to obtain a voter instruction card from the organization that holds your shares and follow the instructions included therein regarding how to instruct the organization to vote your shares. Banks, brokers and other agents acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange, but are not permitted to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange unless they have received voting instructions from their customers. A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the New York Stock Exchange until after the date on which this Proxy Statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares.

Under the applicable rules governing such brokers, we believe the Election of Directors Proposal is not likely to be considered a “routine” matter. This means brokers may not be permitted to vote on this matter if the broker has not received instructions from the beneficial owner. We believe the Auditor Ratification Proposal is likely to be considered a “routine” matter, and hence your brokerage firm may be able to vote on the Auditor Ratification Proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Form 10-K

If you are receiving this by mail, the Form 10-K is being mailed to you with this Proxy Statement. As permitted by the “Notice and Access” rules of the SEC, we are also making the Notice of Annual Meeting, Proxy Statement, the proxy card, and Form 10-K available to stockholders electronically via the internet at www.astrotechcorp.com under the heading “Investors.” The Form 10-K and other periodic reports of the Company are also available through the SEC’s website at www.sec.gov and the Company’s website at www.astrotechcorp.com under the heading “Investors.” The references to our or other websites in this Proxy Statement are inactive textual references only. The information on our or other websites is not incorporated by reference into this Proxy Statement.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at the time of filing the Form 8-K. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.astrotechcorp.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 1817 West Braker Lane, Suite 400, Austin, Texas, 78758.

CORPORATE GOVERNANCE

The Company’s business affairs are managed under the direction of our Board in accordance with the Delaware General Corporation Law, the Certificate of Incorporation, as amended (the “Charter”), and the Amended and Restated Bylaws (the “Bylaws”) of the Company. The role of the Board is to effectively govern the affairs of the Company for the benefit of the Company’s stockholders and to ensure that Astrotech’s activities are conducted in a responsible and ethical manner. The Board strives to ensure the success of the Company through the appointment of qualified management, which regularly keeps members of the Board informed regarding the Company’s business and industry. The Board is committed to the maintenance of sound corporate governance principles.

The Company operates under corporate governance principles and practices that are reflected in a set of written corporate governance policies which are available on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance.” These include the following:

●	Code of Ethics and Business Conduct
●	Code of Ethics for Senior Financial Officers
●	Shareholder Communications with Directors Policy
●	Complaint and Reporting Procedures for Accounting and Auditing Matters
●	Audit Committee Charter
●	Compensation Committee Charter
●	Corporate Governance and Nominating Committee Charter

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct applies to all directors, officers, and employees of Astrotech. The key principles of this code include acting legally and ethically, speaking up, getting advice, and dealing fairly with the Company’s stockholders. The Code of Ethics and Business Conduct is available on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance” and a copy is available to the Company’s stockholders upon request. The Code of Ethics and Business Conduct meets the requirements for a “Code of Conduct” under Nasdaq rules.  We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our corporate website.

Code of Ethics for Senior Financial Officers

The Company’s Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and Controller. The key principles of this Code include acting legally and ethically, promoting honest business conduct, and providing timely and meaningful financial disclosures to the Company’s stockholders. The Code of Ethics for Senior Financial Professionals is available on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance” and a copy is available to the Company’s stockholders upon request. The Code of Ethics for Senior Financial Professionals meets the requirements of a “Code of Ethics” under SEC rules.

Shareholder Communications with Directors Policy

The Company’s Shareholder Communications with Directors Policy provides a medium for stockholders to communicate with the Board. Under this policy, stockholders may communicate with the Board or specific Board members by sending a letter to Astrotech Corporation, Shareholder Communications with the Board of Directors, Attn: Secretary, 1817 West Braker Lane, Suite 400, Austin, Texas, 78758. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Complaint and Reporting Procedures for Accounting and Auditing Matters

The Company’s Complaint and Reporting Procedures for Accounting and Auditing Matters provide for the (i) receipt, retention, and treatment of complaints, reports, and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) confidential, anonymous submission of complaints, reports, and concerns by employees regarding questionable accounting or auditing matters. Complaints may be made to a toll-free independent “Compliance Hotline” telephone number and by submitting a concern online at www.reporit.net to a dedicated e-mail address. Employees of the Company may also report concerns pursuant to the Company’s ethics and business conduct reporting procedures, including to their supervisor, any member of management, the human resources liaison or directly to the Chief Financial Officer. The Company has designated the Chief Financial Officer to review reports of all complaints received. The Chief Financial Officer investigates issues and takes action on each inquiry. A summary of all actions (if any) is provided to the Audit Committee each quarter for review. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, these procedures prohibit the Company from taking adverse action against any person submitting a good faith complaint, report, or concern.

The Board of Directors Role in Risk Oversight

The Board has determined that the combined role of Chairman and CEO is appropriate for the Company as it promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company’s strategy and business plans. This structure also avoids the added costs and inefficiencies that would result by mandating an independent Chairman. The Board believes that the governance structure allows the Board to effectively work with the combined role of Chairman and CEO.

At the selection of the Board, Tom Wilkinson serves as lead independent director (the “Lead Director”). The Lead Director acts as a key liaison with the CEO and assists the Chairman in setting the Board agenda, chairs executive sessions of the Board, identifies and reviews strategic opportunities, and communicates Board member feedback to the CEO. The Board believes this approach appropriately and effectively complements the combined role of Chairman and CEO.

The Board strives to balance the risk and return ratio for all Astrotech stockholders. In doing so, management maintains regular communication with the Board, both on a formal and informal basis. This includes conversations on the state of the business, the industry, and the overall economic environment with Astrotech management during formal Board meetings, formal committee meetings, and in more frequent informal conversations. Additionally, the Board utilizes its committees to consider specific topics which require further focus, skill sets, and/or independence. The Audit Committee coordinates the Board’s oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. Management regularly reports to the Audit Committee on these areas. The Compensation Committee assists the Board in fulfilling its oversight responsibilities of risks arising from our compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities of risks associated with the Board’s organization, membership and structure, succession planning for directors, and corporate governance.

Board of Directors

The Board held a total of five (5) meetings during fiscal year 2026 and acted an additional thirteen (13) times by unanimous written consent. All of our directors are expected to attend each Board meeting and the committee meetings on which they serve and the directors are encouraged to attend annual stockholder meetings. All directors, except Mr. McFarland and Mr. Halinski who each missed one meeting, attended 100% of the meetings of our Board and committees on which they served in fiscal year 2026 held during the period in which they served as directors. All directors were introduced in our 2025 annual meeting of stockholders (the “2025 Annual Meeting”), except for Mr. Kreps who was appointed as a director after the 2025 Annual Meeting.

Director Independence

We are currently listed on The Nasdaq Capital Market and therefore rely on the definition of “independence” set forth in the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”). Under the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s board of directors, subject to specified exceptions and certain phase-in periods available to companies that do not yet have a class of common stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that each of Tom Wilkinson, Eric Stober, Charles Winn, John Halinski, Robert McFarland, and Matthew Kreps are “independent director” as such term is defined by Rule 5605(a)(2) of the Nasdaq Listing Rules.

Committees of the Board of Directors

During fiscal year 2026, the Board had five standing committees: an Audit Committee, a Compensation Committee, Corporate Governance and Nominating Committee.

Each committee currently consists of at least three persons, and each member of the Audit, Compensation and Corporate Governance and Nominating Committee meets the independence requirements of Nasdaq’s Listing Rules.

The Company periodically reviews, both internally and with the Board, the provisions of the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq regarding corporate governance policies, processes, and listing standards. In conformity with the requirement of such rules and listing standards, we have adopted a written Audit Committee Charter, a Compensation Committee Charter, and a Corporate Governance and Nominating Committee Charter, each of which may be found on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance” or by writing to Astrotech Corporation, Attn: Investor Relations, 1817 West Braker Lane, Suite 400, Austin, Texas, 78758 and requesting copies.

Audit Committee

The Audit Committee is composed solely of independent directors that meet the requirements of Nasdaq and SEC rules and operates under a written charter adopted by the Audit Committee and approved by the Board. The charter is available on the Company’s website at www.astrotechcorp.com under the heading “Investors”, then “Governance.” The Audit Committee is responsible for appointing and compensating an independent auditor to audit the Company’s financial statements, provide oversight of the Company’s performance and review of the scope of the audit performed by the Company’s independent registered public accounting firm. The Audit Committee also reviews audit plans and procedures, changes in accounting policies, and the use of the independent auditors for non-audit services. As of the end of fiscal year 2026, the Audit Committee consisted of Messrs. Stober (Chairman), McFarland, and Winn. The Board has determined that each of Messrs. Stober, McFarland, and Winn are financially literate in accordance with the Nasdaq Listing Rule 5606 and that Mr. Stober meets the qualification guidelines as an “audit committee financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. During fiscal year 2026, the Audit Committee met three (3) times, with all members except Mr. McFarland attending each meeting.

Upon their election, each of Messrs. Stober (Chairman), McFarland and Winn will serve on the Audit Committee.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the Company’s independent auditor, RBSM. The Audit Committee charter requires the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The charter, as amended, provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific audit, audit-related, and tax services that are eligible for general pre-approval. For both audit and non-audit pre-approvals, the Audit Committee will consider whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The charter delegates to the Chairman of the Audit Committee the authority to grant certain specific pre-approvals, provided that the Chairman of the Audit Committee is required to report the granting of any pre-approvals to the Audit Committee at its next regularly scheduled meeting. The charter prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve services performed by the independent auditor.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by the CFO. Each request generally must include a detailed description of the type and scope of services, a proposed staffing plan, a budget of the proposed fees for such services, and a general timetable for the performance of such services. The Report of the Audit Committee can be found in this Proxy Statement following the Auditor Ratification Proposal.

Compensation Committee

The Compensation Committee is composed solely of independent directors that meet the requirements of Nasdaq and SEC rules and operates under a written charter adopted by the Compensation Committee and approved by the Board. The charter is available on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance.” The Compensation Committee is responsible for determining the compensation and benefits of all executive officers of the Company and establishing general policies relating to compensation and benefits of employees of the Company. The Board has delegated all its authority as maybe required or advisable to the Compensation Committee to fulfill its purposes. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine in an informational or advisory capacity.

The Board considers the performance of our CEO annually. Compensation Committee meetings to determine the compensation of the CEO must be held in executive session. Compensation Committee meetings to determine the compensation of any officer of the Company other than the CEO may be attended by the CEO, but the CEO may not vote on these matters.

The Compensation Committee administers the Company’s 2021 Omnibus Equity Incentive Plan in accordance with the terms and conditions set forth in that plan. In addition, to the extent awards remain outstanding under the 2008 Stock Incentive Plan and the 2011 Stock Incentive Plan (together, the “Prior Plans”), the Compensation Committee administers the Prior Plans and those prior awards in accordance with the terms, conditions and procedures set forth in the Prior Plans and the applicable award agreements. As of the end of fiscal year 2026, the Compensation Committee consisted of Messrs. Wilkinson (Chairman), Halinski, and Winn. During fiscal year 2026, the Compensation Committee met two (2) times.

Upon their election, each of Messrs. Wilkinson (Chairman), Halinski, and Winn will serve on the Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is comprised solely of independent directors that meet the requirements of Nasdaq and SEC rules and operate under a written charter adopted by the Corporate Governance and Nominating Committee and approved by the Board. The charter is available on the Company’s website at www.astrotechcorp.com under the heading “Investors” then “Governance.” The primary purpose of the Corporate Governance and Nominating Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders. As of the end of fiscal year 2026, the Corporate Governance and Nominating Committee consisted of Messrs. McFarland (Chairman), Halinski, Wilkinson, and Winn. During fiscal year 2026, the Corporate Governance and Nominating Committee acted three (3) times by unanimous written consent.

Upon their election, each of Messrs. McFarland (Chairman), Halinski, Wilkinson, and Winn will serve on the Corporate Governance and Nominating Committee.

Director Nomination Process

Regarding nominations for directors, the Corporate Governance and Nominating Committee identifies nominees in various ways. The Corporate Governance and Nominating Committee considers the current directors that have expressed interest in, and that continue to satisfy, the criteria for serving on the Board. Other nominees may be proposed by current directors, members of management, or by stockholders. From time to time, the Corporate Governance and Nominating Committee may engage a professional firm to identify and evaluate potential director nominees. Regarding the skills of the director candidates, the Corporate Governance and Nominating Committee considers individuals with industry and professional experience that compliments the Company’s goals and strategic direction. The Corporate Governance and Nominating Committee has established certain criteria it considers as guidelines in considering nominations for the Board. The criteria include:

●	the candidate’s independence;
●	the candidate’s depth of business experience;
●	the candidate’s availability to serve;
●	the candidate’s integrity and personal and professional ethics;
●	the diversity of experience and background relative to the Board as a whole; and
●	the need for specific expertise on the Board.

The above criteria are not exhaustive and the Corporate Governance and Nominating Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Corporate Governance and Nominating Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board meet all applicable independence requirements, the Corporate Governance and Nominating Committee looks for how the candidate can adequately address his or her fiduciary requirement and contribute to building stockholder value.

The Corporate Governance and Nominating Committee will consider, for possible Board endorsement, director candidates recommended by stockholders. For purposes of the Annual Meeting, the Corporate Governance and Nominating Committee will consider any nominations received by the Secretary from a stockholder of record on or before October 13, 2026. Any such nomination must be made in writing, must be accompanied by all nominee information that is required under the federal securities laws, and must include the nominee’s written consent to serve as a director if elected. The nominee must be willing to allow the Company to complete a background check. The nominating stockholder must submit their name and address, as well as that of the beneficial owner, if applicable, and the class and number of shares of Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner. Finally, the nominating stockholder must discuss the nominee’s qualifications to serve as a director.

Director Attendance at Annual Stockholder Meetings

The Board members are expected to attend our annual stockholder meetings. All directors attended our 2025 Annual Meeting.

Insider Trading Policy

We have an Insider Trading Policy that sets forth terms, conditions, timing, limitations, and prohibitions with respect to trading in the Company’s securities. The Insider Trading Policy prohibits all employees, executive officers, directors, agents, consultants and contractors from trading in the Company’s securities while in possession of material nonpublic information. Such persons are also generally prohibited from hedging, including engaging in publicly-traded options, puts, calls, or other derivative instruments relating to the Company’s securities, or selling the Company’s securities “short.” The Insider Trading Policy also requires that such persons obtain pre-approval from the Company’s compliance officer for all pledges, and the deposit in margin accounts, of the Company’s securities and the securities of any other company designated by the Company’s compliance officer. The Insider Trading Policy also restricts directors, officers subject to Section 16 of the Exchange Act, and certain other specifically designated employees from trading in the Company’s securities during certain periods and only after they have obtained pre-clearance for trades in the Company’s securities from the Company’s compliance officer. While the Company is not subject to the Insider Trading Policy, it does not trade in its securities when it is in possession of material nonpublic information other than pursuant to previously adopted Rule 10b5-1 trading arrangements.

Timing of Stock Option Awards

We have historically granted equity awards on an annual basis and on a discretionary basis in connection with certain events. We do not have a formal policy regarding the timing of awards of option awards in relation to our disclosure of material non-public information. Other than grants made in connection with hiring, promotions and retention, equity awards are generally granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards. Proximity of any awards to an earnings announcement or other market events is coincidental. In the event material nonpublic information were to become known to the Compensation Committee before the grant of an equity award, the Compensation Committee would consider the information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.

Delinquent Section 16(a) Beneficial Ownership Reports

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers, and persons who beneficially own more than 10% of the Company’s Common Stock (“Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such directors, executive officers, and greater than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms they file. Due dates for the reports are specified by those laws, and the Company is required to disclose in this document any failure in the past fiscal year to file by the required dates. Based solely on our review of (i) the publicly available Forms 3 and Forms 4 on file with the SEC and amendments thereto and (ii) representation from the Reporting Persons, all Section 16(a) filing requirements applicable to our Reporting Persons were complied with during the 2026 fiscal year ended June 30, 2026, with the exception of the following which were filed late due to inadvertent administrative delays: Charles Winn filed one late Form 4 relating to one transaction; Robert McFarland filed one late Form 4 relating to one transaction; Eric Stober filed one late Form 4 relating to one transaction; and Tom Wilkinson filed one late Form 4 relating to one transaction.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Corporate Governance and Nominating Committee, which is comprised entirely of independent directors, has carefully considered all director nominees. Upon the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Thomas B. Pickens III, Tom Wilkinson, Robert McFarland, Eric Stober, John Halinski, Charles Winn, and Matthew Kreps to the Board to serve as directors until the 2027 Annual Meeting. Each nominee has agreed to serve if elected.

All directors shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or their earlier removal, death, retirement, disqualification or resignation from office. The Company’s Charter authorizes the Board from time to time, by the vote of a majority of the entire Board, to determine the number of its members subject to the limitations specified therein. Any vacancies and newly created directorships resulting from an increase in the number of directors shall be filled exclusively by a majority of the directors then in office, even if less than a quorum, and shall hold office until the next stockholder’s meeting at which directors are elected and his successor is elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office.

The Board has determined that six (6) of the seven (7) director nominees (indicated by asterisk in the table below) have no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and are “independent directors” as defined by Rule 5605(a)(2) of the Nasdaq’s Listing Rules.

Information about the number of shares of Common Stock beneficially owned by each director appears later in this Proxy Statement under the heading “Security Ownership of Directors, Executive Officers, and Principal Stockholders.”

Vote Required for Approval of this Proposal

The Election of Directors Proposal requires the vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon (meaning that the director nominees who receive the highest number of shares voted “for” their election are elected). As a result, withhold votes and “broker non-votes” if any, will not affect the outcome of the vote on this proposal since only votes “for” a nominee will be counted.

Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:

Thomas B. Pickens III
John Halinski* Robert McFarland*
Eric Stober* Tom Wilkinson* Charles Winn* Matthew Kreps*
* Indicates independent director

INFORMATION ABOUT DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Current Directors Nominated for Re-election

Thomas B. Pickens III
Chairman and Chief Executive Officer of Astrotech Corporation

Mr. Pickens, 68, became a director during 2004. He currently serves as Chairman of the Board and Chief Executive Officer of Astrotech and has held those positions since January 2007. He also currently serves as CEO of the Astrotech subsidiaries including Astrotech Technologies Inc, 1st Detect Corporation, AgLAB Inc., Pro-Control, Inc., BreathTech Corporation, EN-SCAN, Inc. and Lunar Utilities Corporation. Mr. Pickens provides the technical vision and leadership to create new products and services by also serving as the Chief Technology Officer of Astrotech Corporation.

From 1982 to 1984, Mr. Pickens was the founder and President of Beta Computer Systems, Inc.; from 1985 to 1995, founder and President of T.B. Pickens & Co.; from 1986 to 1988, founder and General Partner of Grace Pickens Acquisition Partners L.P.; from 1988 to 1989, and founder and Managing Partner of Sumpter Partners. From 1988 to 1994, Mr. Pickens was the CEO of Catalyst Energy Corporation and CEO of United Thermal Corporation (NYSE), President of Golden Bear Corporation, President of United Hydro, Inc., President of Slate Creek Corporation and President of Eury Dam Corporation. From 1995 to 2003, Mr. Pickens was the founder and CEO of U.S. Utilities, The Code Corporation, Great Southern Water Corp., South Carolina Water & Sewer, Inc. and the founder and Managing Partner of Pickens Capital Income Fund L.P. From 2004 to 2006, he was the Co-Chairman of the Equity Committee during the bankruptcy of Mirant Corp. (Nasdaq: MIRKQ). Mr. Pickens received a Bachelor of Arts in Economics, Computer Science and Engineering from Southern Methodist University.

Mr. Pickens was selected to serve on the Board based on the valuable experience he brings in his capacity as our CEO along with his extensive experience and knowledge of our Company and the industries we serve.

Tom Wilkinson
Lead Independent Director

Mr. Wilkinson, 55, has brought significant financial experience to our Board, as well as mergers and acquisitions, international business and executive compensation expertise since becoming a Director in October 2018. Mr. Wilkinson is a professional advisor and consultant through his businesses Coleridge Advisors, LLC founded in 2024 and Wilkinson & Company, founded in 2014, which provide turn around, M&A, financial restructuring and business growth advisory services. Through his consultancy, he recently served as Chief Financial Officer for Amelia Holdings, Inc., which was sold to SoundHound, Inc. (Nasdaq:SOUN) in August 2024. Mr. Wilkinson served as Chairman of the Board of Directors at SideChannel, Inc. (OTCQB:SDCH) from August 2019 until he retired in December 2022. He served as CEO of Sonim Technologies (Nasdaq:SONM) from October 2019 to May 2021. Mr. Wilkinson was the Chief Executive Officer of Xplore Technologies Corp. (Nasdaq:XPLR), an international rugged tablet company, leading up to the sale of the company to Zebra Technologies in August 2018. Prior to his tenure at Xplore, he served as Chief Financial Officer for Amherst Holdings, a financial services company focused on real estate and real estate financing. In this role, Mr. Wilkinson took part in the successful sale of Amherst’s broker dealer subsidiary, significant capital generation for new strategies and the spin-off of one of the largest single-family equity businesses in the United States. Mr. Wilkinson was the co-founder and Managing Partner of PMB Helin Donovan, a multi-office regional accounting firm where he led the growth of the firm both organically and through acquisition to one of the top 200 firms in the United States. His clients at PMB Helin Donovan included a large number of domestic public companies and international businesses. He has both master’s and bachelor’s degrees from the University of Texas and is a Certified Public Accountant in Texas.

Mr. Wilkinson was selected to serve on the Board based on his significant management, financial and technology experience along with his extensive experience and knowledge of our Company and the industries we serve.

Mr. Wilkinson has served as the Lead Independent Director since 2021, and upon his re-election, Mr. Wilkinson will serve as a member of the Corporate Governance and Nominating Committee and as Chairman of the Compensation Committee.

Robert McFarland Director

Mr. McFarland, 81, joined our Board in January 2023. He served as an Assistant Secretary for Information and Technology and Chief Information Officer at the Department of Veterans Affairs (“VA”) from January 2004 through his retirement in 2006. In this role, he advised the Secretary of Veterans Affairs on matters pertaining to acquisition and management of IT systems. He was also responsible for overseeing operation of the VA’s computer systems and telecommunication networks for medical information, veterans’ benefits payments, life insurance programs, and financial management systems. Prior to his tenure at the VA, Mr. McFarland served as Vice President of Governmental Relations for Dell Computer Corporation (“Dell”). He joined Dell in 1996 as Vice President and General Manager of the Federal Business segment. He held several senior executive positions at Dell, including managing its global segment, large corporate accounts, and the government sector. Under his leadership, Dell became a leading supplier of computer systems to the federal government. In 1998, Mr. McFarland was named to the “Federal 100,” a joint government and industry award designating the top 100 executives in the federal marketplace. Mr. McFarland has a Bachelor of Science Degree in Business Management from LeTourneau University in Longview, Texas.

Mr. McFarland’s experience in building businesses and delivering technology to the government sector combined with his public company directorships qualify him to be a member of our Board.

Upon his re-election, Mr. McFarland will serve as the Chairman of the Corporate Governance and Nominating Committee, and as a member of the Audit Committee.

John Halinski Director

Mr. Halinski, 66, became the Chief Executive Officer of the SRI Group LLC formerly S&R Investments of VA LLC , a service-disabled veteran owned small business specializing in global security, technology and risk consulting opportunities, in July 2014. From January 2017 to June 2022, he was the President and owner of Raloid Corporation, a manufacturing facility specializing in sensitive DoD programs. In July 2004, Mr. Halinski began serving in strategic roles for the Transportation Security Agency (“TSA”) and finished his tenure with the TSA as Deputy Administrator from July 2012 to July 2014. Mr. Halinski served 25 years in the United States Marine Corps in a variety of intelligence and Special Operations positions. He earned a Bachelor of Arts degree from the University of Florida and a Master of Science degree in Strategic Intelligence from the National Intelligence University in Washington, D.C. He is a graduate of TSA's Senior Leadership Development Program and the Federal Executive Institute in Charlottesville, Virginia.

Mr. Halinski currently consults for the International Civil Aviation Organization as well as other Fortune 500 companies and several countries. He is also on the Board of Advisors for Marymount University’s Intelligence Studies Program and the Christopher Newport University’s Center for American Studies. He was a Senior Fellow with George Washington University and is currently on the Board of Editors of the Homeland Security Today.

We believe Mr. Halinski is qualified to serve as a Director because of his extensive national security and leadership experience.

Upon his re-election, Mr. Halinski will serve as a member of the Corporate Governance and Nomination Committee and the Compensation Committee.

Eric Stober Director

Eric Stober, 47, is a Chief Financial Officer, entrepreneur, investor, and former public company executive with a wealth of experience in finance, private equity, venture capital, and entrepreneurship.  In April 2022, he became the Chief Financial Officer for Capital Factory, the center of gravity for entrepreneurs in Texas and the most active venture capital firm in Texas by deal volume. In his role, Eric leads the company’s financial strategy and plays a pivotal role in driving growth. He joined Astrotech in 2008 and became the Chief Financial Officer in 2013. He served in that role until resigning in April 2022. Mr. Stober’s resignation was not in connection with any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. During his tenure as our Chief Financial Officer, he played a key role in orchestrating the successful restructuring of the company, managing the $61 million sale of its satellite operations business to Lockheed Martin, and helping to reinvent the organization by launching multiple startups within the corporate ecosystem. He also spearheaded fundraising efforts totaling approximately $110 million in equity, debt, and non-dilutive grant financing. Before his roles at Capital Factory and Astrotech Corporation, Mr. Stober worked in private equity at both Virtus Capital Partners and Black Diamond Capital Management where he honed his proficiency in financial management, mergers and acquisitions, and investment strategy. He also co-founded several entrepreneurial ventures.  Mr. Stober began his career in private wealth management for Lehman Brothers and the Ayco Company, which was sold to Goldman Sachs during his tenure.  Mr. Stober holds an MBA from the McCombs School of Business at the University of Texas where he served as President of the MBA Entrepreneur Society, the largest student-run organization on campus.  He also earned an undergraduate degree in Finance from the University of Illinois, graduating with honors.

We believe Mr. Stober is qualified to serve as a Director because of his accounting, finance, capital markets, and leadership experience.  Upon his re-election, Mr. Stober will serve as a member of the Audit Committee.

Charles Winn Director

Mr. Winn, 68, joined Winn Exploration LLC (“Winn”), an oil and gas producer, in 1978 where he now serves as the President and Chief Executive Officer. In 1992, he led Winn’s diversification into alternative investments outside of oil and gas by forming businesses that include Edge Capital, Argent Trust Company, Manti Resources, Malibu IQ, and Hughes Research Labs. He currently serves on the Board of Directors of Corpus Christi Fish For Life. Mr. Winn graduated with a bachelor’s degree in agricultural and business management from Texas Tech University and earned a Ranch Management certification from Texas Christian University.

We believe Mr. Winn is qualified to serve as a Director because of his petrochemical industry experience and strategic business development skills.

Upon his re-election, Mr. Winn will serve as a member of the Audit Committee, the Corporate Governance and Nomination Committee and the Compensation Committee.

Matthew Kreps

Director

Mr. Kreps, 49, is a financial and capital markets executive with more than 25 years of experience leading investor relations and equity capital markets programs for publicly traded companies and companies trading on the over-the-counter markets. Since November 2024, Mr. Kreps has served as Senior Vice President of Capital Markets and Investor Relations of HydroGraph Clean Power Inc. (CSE: HG; OTCQB: HGRAF). Additionally, since 2016, Mr. Kreps has served as Managing Director at Darrow Associates Investor Relations. Before joining Darrow Associates in 2016, Mr. Kreps held senior investor relations roles at Shelton Group from 2009 to 2016, Magnolia Investor Relations from 2007 to 2009, and Halliburton Investor Relations from 2001 to 2007. Mr. Kreps received his Executive MBA in Global Leadership from The University of Texas at Dallas and a Bachelor of Science in Mass Communications from Kansas State University.

We believe Mr. Kreps is qualified to serve as a Director because of his investor relations and strategic business development skills.

Certain Relationships and Related Transactions

Not less than annually, the Board undertakes the review and approval of all related party transactions. Related party transactions include transactions valued at greater than $120,000 between the Company and any of the Company’s executive officers, directors, nominees for director, holders of greater than 5% of our capital stock, and any of such parties’ immediate family members. The purpose of this review is to ensure that such transactions, if any, were approved in accordance with our Code of Ethics and Business Conduct and for the purpose of determining whether any of such transactions impacted the independence of any such directors.

The following is a summary of transactions since July 1, 2024 to which Astrotech has been a party and in which the amount exceeded the lesser of $120,000 or one percent of the average of our total assets at year end, and in which any of our directors, executive officers or beneficial owners of more than 5% of our capital stock or their immediate family members had or will have a direct or indirect material interest:

The Company contracted with Jordan Dinwiddy for software development services as an independent contractor beginning in April 2021. Mr. Dinwiddy is the son-in-law of the Company’s CEO and Chairman, Mr. Pickens. Mr. Dinwiddy has received $674,010 from the Company between July 2024 and the date of this Proxy Statement for services provided as an independent contractor. Mr. Dinwiddy invoices the Company monthly based on hours worked. The relationship is ongoing, and the Company continues to receive software development services from Mr. Dinwiddy during fiscal year 2027.

There were no other transactions or series of similar transactions to which we were a party, and there is currently no other proposed transactions or series of similar transactions to which we will be a party, in which the amount involved exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director or Officer Involvement in Certain Legal Proceedings

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of our directors or executive officers, or in which any director, officer or principal shareholder, or any affiliate thereof, is a party adverse to us or has a material interest adverse to us.

Executive Officers and Key Employees of the Company Who Are Not Nominees

Set forth below is a summary of the background and business experience of the executive officers of the Company who are also not nominees of the Board:

Scott Bartley
Interim Chief Financial Officer

Mr. Bartley, age 56, has served as a financial consultant since 2011, including roles as Chief Financial Officer and controller for both public and private companies where he provided detailed accounting, reporting, fundraising and audit support. Mr. Bartley has served as a consultant at Bridgepoint Consulting since 2018. Previously, Mr. Bartley was owner and managing director of Tolarus Partners from 2013 to 2015 and Helix Advisors from 2011 to 2013 and again from 2015 to 2018, providing contract Chief Financial Officer and valuation services to technology, manufacturing and pharmaceutical clients. Mr. Bartley was Chief Financial Officer of Westlake Securities, a broker dealer from 2008 to 2011. Prior to Westlake Securities, Mr. Bartley was an Assurance Senior Manager at Deloitte & Touche, LLP. Mr. Bartley is a Certified Public Accountant and Certified Valuation Analyst. Mr. Bartley received a Bachelor of Business Administration and Master of Professional Accounting from the University of Texas at Austin.

Nihanth Badugu
Chief Operations Officer

Mr. Badugu, 37, has served as Astrotech’s Director of Program Management since August 2023, where he led initiatives that enhanced operational efficiency and ensured timely program completion. Mr. Badugu brings to Astrotech extensive experience from the chemical manufacturing and consulting industries. Prior to Astrotech, he held the role of NPI Program Manager at Thermo Fisher Scientific, from 2020 to 2023, where he led the launch of COVID-19 diagnostic products. Mr. Badugu also held the role of Senior Program Manager at PVA Consulting Group, from 2017 to 2020.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The following table sets forth as of October 13, 2026 certain information regarding the beneficial ownership of outstanding Common Stock held by (i) all persons who beneficially own more than 5% of the outstanding Common Stock of the Company, to the knowledge of the Company’s management, (ii) each current director, (iii) each named executive officer listed in the Summary Compensation Table and (iv) all current directors and executive officers as a group.

Unless otherwise described below, each of the persons listed in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned by each party.

Name and Address of Beneficial Owners(1)	Shares of Common Stock (#)	Unvested Restricted Stock Grants (#)	Shares Subject to Options Exercisable Within 60 Days of October 13, 2026	Preferred Shares with an Option to Convert on a 1:30 Basis	Total Number of Shares Beneficially Owned(2)	Percentage of Class(2)
Non-Employee Directors:
Tom Wilkinson	30,256	2,000	—	—	32,256	1.5%
Robert McFarland	20,292	2,000	—	—	22,292	1.0%
Eric Stober	17,694	3,433	—	—	21,127	1.0%
Charles Winn(4)	22,712	3,433	—	—	26,145	1.2%
John Halinski	10,109	3,433	—	—	13,542	*
Matthew Kreps	1,114	2,150	—	—	3,264	*
Named Executive Officers:
Thomas B. Pickens III(5)	140,897	39,999	97,165	280,898	287,424	12.0%
Nihanth Badugu(6)	3,147	3,333	880	—	7,360	*
Scott Bartley	—	—	—	—	—	—
All Directors and Executive Officers as a Group (8 persons)	246,221	59,781	98,045	280,898	413,410	16.4%

* Indicates less than 1%

1.	The applicable address for all non-employee directors and named executive officers is c/o Astrotech Corporation, 1817 West Braker Lane, Suite 400, Austin, Texas, 78758.
2.	Represents total number of shares beneficially owned, assuming the conversion of the Series D Preferred Stock on a 1:30 basis, if applicable.
3.	Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by a person, but not deemed outstanding for the purpose of calculating the number and percentage owned by any other person listed. As of October 13, 2026, we had 2,108,575 shares of Common Stock outstanding.
4.	Consists of (i) 485 shares of common stock held by Mr. Winn’s IRA, (ii) 666 shares of common stock held by C.A. Winn Family Enterprises, LTD, (iii) 48 shares of common stock held by Mr. Winn’s spouse and (iv) 11,000 shares held by Winn Interests, LTD. Mr. Winn disclaims beneficial ownership of the shares held by C.A. Winn Family Enterprises, LTD, Mr. Winn’s spouse and Winn Interests, LTD, except to the extent of his pecuniary interest therein. The address of C.A. Winn Family Enterprises, LTD and Winn Interests, LTD is 800 N. Shoreline, Suite 1900N, Corpus Christi, TX. 78401.
5.	Includes the vested or deemed vested portion of (i) stock options representing the right to purchase 49,760 shares of common stock granted on September 29, 2023, all of which have vested, (ii) stock options representing the right to purchase 25,310 shares of common stock granted on August 28, 2024, of which 16,873 shares have vested, (iii) stock options representing the right to purchase 25,866 shares of common stock granted on April 14, 2022, all of which have vested, (iv) stock options representing the right to purchase 1,333 shares of common stock granted on May 9, 2017, all of which have vested and (v) stock options representing the right to purchase 10,000 shares of common stock granted on August 25, 2025, 3,333 which have vested.
6.

Includes the vested or deemed vested portion of (i) stock options representing the right to purchase 1,800 shares of common stock granted on August 7, 2023, of which 600 have vested and (ii) stock options representing the right to purchase 840 shares of common stock granted on August 28, 2024, of which 280 shares have vested.

EXECUTIVE COMPENSATION

The following discussion provides compensation information pursuant to the scaled disclosure rules applicable to “smaller reporting companies” under SEC rules and may contain statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution stockholders not to apply these statements to other contexts.

The compensation program for our executive officers, as presented in the Summary Compensation Table below, is administered by our Board. The intent of our compensation program is to align our executives’ interests with those of our stockholders, while providing reasonable and competitive compensation.

The purpose of this Executive Compensation discussion is to provide information about the material elements of compensation that we pay or award to, or that is earned by: (i) the individuals who served as our principal executive officers during fiscal year ended June 30, 2026; (ii) our two most highly compensated executive officers, other than the individuals who served as our principal executive officer, who were serving as executive officers, as determined in accordance with the rules and regulations promulgated by the SEC, as of June 30, 2026, with compensation during fiscal year 2026 of $100,000 or more; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that such individuals were not serving as executive officers on June 30, 2026. We refer to these individuals as our named executive officers (“NEOs”). For 2026, our NEOs and the positions in which they served are listed below.

	●	Thomas B. Pickens III, our current Chief Executive Officer;
	●	Scott Bartley, our current Interim Chief Financial Officer, Treasurer and Secretary(1); and
	●	Nihanth Badugu, our current Chief Operating Officer.

(1)		Mr. Bartley was appointed Interim Chief Financial Officer, Treasurer and Secretary on October 27, 2025.
(2)		Mr. Badugu was appointed Chief Operating Officer on August 13, 2025.

The following table and footnotes provide information on compensation for the services of our NEOs for fiscal year 2026 and, where required, fiscal year 2025.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus (1)/ Severance	Stock Awards	Options (2)	All Other Compensation (3)	Total
Thomas B. Pickens III	2026	$472,500	$—	$—	$45,400	$30,362	$548,262
Chief Executive Officer	2025	$472,500	$—	$333,735	$122,190	$26,426	$954,851

Scott Bartley(4)	2026	$352,033	—	—	—	—	$352,033
Interim Chief Financial Officer, Treasurer and Secretary	2025	—	—	—	—	—	—

Nihanth Badugu(5)	2026	$214,096	—	—	$4,393	$13,168	$231,657
Chief Operating Officer	2025	—	—	—	—	—	—

Jennifer Canas(6)	2026	—	$—	—	—	—	$—
Former Chief Financial Officer	2025	$205,988	—	—	$36,794	$11,605	$254,387

1.	Represents cash bonuses earned in the respective years. For additional information concerning the bonuses paid to our named executive officers, including information regarding when such bonuses were paid, see “Narrative Disclosure to Summary Compensation Table” below.
2.

The amounts shown in this column do not reflect compensation actually received by the NEOs. Rather, the amounts represent the aggregate grant date fair value of awards granted to the NEOs in fiscal years 2026 and 2025, as applicable, in each case computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures.

3.

The amounts in this column include the following: technology device allowances; matching contributions under our 401(k) savings plan; premiums for insurance plans including, but not limited to, medical, dental, vision, disability, and life insurance.

4.	Mr. Bartley was appointed Interim Chief Financial Officer, Treasurer and Secretary on October 27, 2025. Information for 2025 is not included because Mr. Bartley was not a named executive officer during fiscal year 2025.
5.	Mr. Badugu was appointed Chief Operating Officer on August 13, 2025. Information for fiscal year 2025 is not included because Mr. Badugu was not a named executive officer during fiscal year 2025.
6.	Ms. Canas resigned from her position as Chief Financial Officer, effective October 17, 2025. Information for 2026 is not included for Ms. Canas because she was not a named executive officer during fiscal year 2025.

Employment Agreements

Pickens Employment Agreement

The Company entered into an employment agreement with Mr. Pickens on October 6, 2008, which sets forth, among other things, Mr. Pickens’s minimum base salary, bonus opportunities, provisions with respect to certain payments, and other benefits upon termination of employment under certain circumstances such as without “Cause,” “Good Reason,” or in event of a “Change in Control” of the Company. Please see "Potential Payments Upon Termination or Change in Control" for a description of such provisions. Pursuant to the employment agreement between the Company and Mr. Pickens, his required minimum annual base salary is $360,000. He is eligible for short-term cash incentives, as are all employees of the Company. The employment agreement between the Company and Mr. Pickens was originally set to expire on October 6, 2010, but will continue to automatically renew for one year renewal terms each year unless 60 days’ prior notice of termination is provided by Mr. Pickens or the Company. Mr. Pickens’s employment agreement includes confidentiality and non-disparagement provisions. No other NEO is party to an employment agreement.

Badugu Employment Agreement

On July 12, 2023, Astrotech Technologies, Inc. entered into a letter agreement with Mr. Badugu, pursuant to which his initial annual base salary was $150,000, which was increased to $225,000 in connection with Mr. Badugu’s appointment to Chief Operating Officer. Mr. Badugu is eligible to receive annual discretionary bonuses, which is determined by the Compensation Committee in its sole discretion. Mr. Badugu is eligible for the medical, dental, vision, life insurance, retirement savings plan, and other benefits generally available to the Company’s employees. Mr. Badugu’s employment is at will and the employment agreement has no fixed term.

Bartley Consulting Agreement

On October 5, 2025, the Company entered into a Consulting Services Agreement with Bridgepoint Consulting (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Bartley is entitled to compensation of $260 per hour in exchange for approximately 30 hours per week, totaling cash compensation of approximately $7,800 per week. All travel and reasonably related travel expenses will be split between Bridgepoint and the Company. The Consulting Agreement provides that either party may terminate the Consulting Agreement upon two weeks written notice by either party, and requires that Mr. Bartley comply with certain confidentiality covenants.

Regarding Ongoing Compensation of our NEOs

On March 17, 2021, the Compensation Committee approved a structure to establish a cash bonus and annual equity incentive grants for our CEO and CFO. The purpose of this structure is to provide for retention, encourage high levels of performance, align the interests of executives with stockholders, and reduce the uncertainty that existed in their compensation arrangements. The current structure is as follows:

	Salary *	Cash Bonus **	Equity Incentive**
Mr. Pickens	$472,500	0-100% of Salary	0-100% of Salary

* To be set annually at the beginning of each fiscal year.

** To be determined annually after the end of each fiscal year.

Cash Bonus Awards

The Compensation Committee did not award bonuses to our NEOs and employees for employment during fiscal year 2026, in recognition of individual performance.

Long-Term Equity Compensation Awards

On May 26, 2021 (the “Effective Date”), at the 2020 annual meeting of stockholders, the stockholders of the Company voted to adopt the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”). We also maintain the Prior Plans. Following the Effective Date, no further awards could be issued under the Prior Plans but all awards under the Prior Plans are outstanding as of the Effective Date and continue to be governed by the terms, conditions, and procedures set forth in the Prior Plans and any applicable award agreement.

Summary of the 2021 Plan

The 2021 Omnibus Equity Incentive Plan permits the discretionary award of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and incentive awards.

Any employee or consultant of the Company (or its subsidiaries) or a director of the Company who, in the opinion of the Compensation Committee, is in a position to contribute to the growth, development, or financial success of the Company, is eligible to participate in the 2021 Plan. The 2021 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of Common Stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. No participant who is a director, but is not also an employee or consultant, of the Company shall receive awards under the 2021 Plan and be paid cash compensation during any calendar year that exceed, in the aggregate, $250,000 in total value (with cash compensation measured for this purpose at its value upon payment and any awards measured for this purpose at their grant date fair market value, as determined for the Company’s financial reporting purposes).

The maximum number of shares of Common Stock reserved and available for issuance under the 2021 Plan will be equal to the sum of (i) 1,500,000 shares of Common Stock; (ii) the number of shares of Common Stock reserved, but unissued under the Prior Plans; (iii) the number of shares of Common Stock underlying forfeited awards under the Prior Plans; and (iv) an annual increase on the first day of each calendar year beginning with the first January 1 following the Effective Date and ending with the last January 1 during the initial ten-year term of the 2021 Plan, equal to the lesser of (A) five percent (5%) of the shares of Common Stock outstanding (on an as-converted basis, which shall include shares of Common Stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of Common Stock, including without limitation, preferred stock, warrants or employee options to purchase any shares of Common Stock) on the final day of the immediately preceding calendar year and (B) such lesser number of shares of Common Stock as determined by our Board; provided that shares of Common Stock issued under the 2021 Plan with respect to an Exempt Award will not count against the share limit. We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries merge, or (ii) an award that a participant purchases at fair market value.

No more than 1,500,000 shares of Common Stock (as increased on an annual basis, on the first day each calendar year beginning with the first January 1 following the Effective Date and ending with the last January 1 during the initial ten-year term of the Plan, by the lesser of (A) five percent (5%) of the shares of Common Stock outstanding (on an as-converted basis, which shall include shares of Common Stock issuable upon the exercise or conversion of all outstanding securities or rights convertible into or exercisable for shares of Common Stock, including without limitation, preferred stock, warrants or employee options to purchase any shares of Common Stock) on the final day of the immediately preceding calendar year, (B) 1,500,000 shares of Common Stock, and (C) such lesser number of shares of Common Stock as determined by our Board) shall be issued pursuant to the exercise of incentive stock options.

New shares reserved for issuance under the 2021 Plan may be authorized but unissued shares of Common Stock or shares of Common Stock that will have been or may be reacquired by us in the open market, in private transactions or otherwise. If any shares of Common Stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of Common Stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2021 Plan except that any shares of Common Stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the 2021 Plan. If an award is denominated in shares of Common Stock, but settled in cash, the number of shares of Common Stock previously subject to the award will again be available for grants under the 2021 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of Common Stock available for grant under the 2021 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of Common Stock will no longer be available for grant under the 2021 Plan.

As exhibited by our responsible use of equity over the past several years and good corporate governance practices associated with equity and executive compensation practices in general, the stock reserved under the 2021 Plan will provide us with the platform needed for our continued growth, while managing program costs and share utilization levels within acceptable industry standards.

Equity Compensation Plan Information

The following table summarizes information, as of June 30, 2026, regarding our equity compensation plans pursuant to which grants of stock options, restricted stock, and other rights to acquire shares of the Company’s Common Stock may be granted from time to time.

Plan Category	Unvested Stock Option Awards	Weighted Average Exercise Price of Unvested Stock Option Awards		Number of Securities to be Issued Upon Exercise of Vested Options	Weighted Average Exercise Price of Vested but Unexercised Stock Options	Securities Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (1)
Equity compensation plans approved by security holders:
2008 Stock Incentive Plan	33	$	N/A	33	$159.00	—
2011 Stock Incentive Plan	1,908		N/A	1,908	170.53	—
2021 Omnibus Equity Incentive Plan (1)	191,715		7.87	191,715	10.06	53,541
Equity compensation plans not approved by security holders:
None	—		—	—	—	—
Total	193,656		$7.87	193,656	$11.67	53,541

(1)	The total number of securities available for issuance under the 2021 Plan include 1,348 shares previously available under the Prior Plans.

Outstanding Equity Awards at the End of Fiscal Year 2026

The following table shows certain information about equity awards as of June 30, 2026:

	Option Awards				Stock Awards
Name	Unexercised Vested Options (1)	Unvested Options (2)	Option Exercise Price	Expiration Date	Number of Unvested Shares (3)	Market Value of Unvested Shares at Grant Date
Thomas B. Pickens III	1,333	—	$175.50	5/9/27	—	$—
	25,866	—	19.20	4/14/32	—	—
	49,760	—	10.10	9/29/33	—	—
	16,873	8,437	11.51	8/28/34	—	—
	3,333	6,667	4.73	8/25/35	39,999	324,654

Nihanth Badugu	600	—	11.87	8/7/33	—	—
	280	280	11.51	8/28/34	—	—
	—	—	—	7/21/36	3,333	25,164

(1)	All exercisable options will expire 90 days after the date of employee’s termination.
(2)	Options granted will vest in equal annual installments over a three-year period and are subject to the NEO’s continuous employment with the Company.
(3)	Restricted stock awards will vest in equal annual installments over a three-year period or five-year period.

The following table provides information with respect to the vesting of each NEO’s outstanding exercisable options:

Schedule of Vested Astrotech Stock Option Grants	Total Vested Options
Thomas B. Pickens III	68,810
Nihanth Badugu	880

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last two completed calendar years. In determining the “compensation actually paid” to our named executive officers, we are required to make various adjustments to amounts that are reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The table below summarizes compensation values both reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2024, 2025 and 2026 fiscal years.

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment based on TSR (5)	Net (Loss) Income (6)
2026	$548,262	1,259,502	291,845	292,502	27.38	(14,427,000)
2025	954,851	696,276	225,893	297,817	14.51	(13,850,000)
2024	1,327,105	969,728	640,002	614,052	22.31	(11,666,000)

(1)

The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Pickens, our Chief Executive Officer (the “PEO”), for each corresponding year in the “Total” column of the Summary Compensation Table. For additional information, see “Executive Compensation—Summary Compensation Table.”

(2)

The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. Pickens, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to, Mr. Pickens during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Pickens’s total compensation as reported in the Summary Compensation Table for each year to determine compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Exclusion of Reported Value of Equity Awards	Equity Award Adjustments (2b)	Compensation Actually Paid to PEO
2026	$548,262	$(45,400)	$756,639	$1,259,502
2025	954,851	(417,190)	158,615	696,276
2024	1,327,105	(463,158)	105,782	969,728

(2a)	Represents the total of the amounts reported in the “Stock Awards” and “Options” columns in the Summary Compensation Table for the applicable year.

(2b)

The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same year, the fair value as of the vesting date; (iv) for awards granted in prior years that vested in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2026	$105,800	$515,386	$—	$135,453	$—	$—	$756,639
2025	$417,190	$(103,469)	$—	$(155,106)	$—	$—	$158,615
2024	$463,158	$(248,384)	—	$(108,992)	—	$—	$105,782

(3)

The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Pickens) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Pickens) included for purposes of calculating the average amounts in each applicable year are as follows: for 2026 Mr. Badugu and Mr. Bartley; for 2025, Ms. Canas and Mr. Hinojosa; for 2024, Mr. Hinojosa.

(4)

The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Pickens), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Pickens) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Pickens) as reported in the Summary Compensation Table for each year to determine the compensation actually paid, using the same methodology described above in Note (2):

Year	Average Reported Summary Compensation Table Total for Non- PEO NEOs	Exclusion of Average Reported Value of Equity Awards (4a)	Average Equity Award Adjustment (4b)	Average Compensation Actually Paid to Non-PEO NEOs
2026	$291,845	$(2,197)	$2,854	$292,502
2025	225,893	—	71,923	297,817
2024	640,002	(162,049)	136,099	614,052

(4a)	Represents the total of the amounts reported in the “Stock Awards” and “Options” columns in the Summary Compensation Table for the applicable year.

(4b)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2026	$4,393	1,688	—	(373)	—	—	5,708
2025	85,682	(13,759)	—	—	—	—	71,923
2024	162,049	(19,995)	—	(5,955)	—	—	136,099

(5)	The amounts reported in this column reflect our cumulative total shareholder return (“TSR”) as of June 30 of each year presented, assuming an initial fixed $100 investment on June 30, 2023. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. No dividends were paid by the Company in fiscal years 2024, 2025 or 2026.

(6)	The dollar amounts reported represent the amount of net (loss) income reflected in our consolidated audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay Versus Performance Table

We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following graphical descriptions of the relationships between compensation actually paid and net income and the total stockholder return information presented in the Pay Versus Performance table.

Compensation Actually Paid and Net (Loss) Income

Compensation Actually Paid and Cumulative TSR

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

401(k) Savings Plan

We maintain a tax-qualified retirement plan that provides eligible employees, including NEOs, with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions, if any, are deductible by the Company when made. The 401(k) plan does not promise any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Accordingly, when determining annual compensation for executive officers, the Company does not consider the individuals’ retirement plan balances and payout projections.

Potential Payments Upon Termination or Change in Control

As noted above, the Company has entered into an employment agreement with Mr. Pickens that provides for payments and other benefits in connection with termination of his employment for a qualifying event or circumstance and for enhanced payments in connection with such termination after a Change in Control (as defined below). A description of the terms with respect to each of these types of terminations follows.

Termination other than after a Change in Control

The employment agreement provides for payments of certain payments and benefits upon the termination of the employment of Mr. Pickens. His rights upon termination of his employment depends upon the circumstances of the termination. For purposes of the employment agreement, Mr. Pickens’ employment may be terminated at any time by the Company upon any of the following:

•	His death;
•	In the event of physical or mental disability where Mr. Pickens is unable to perform his duties;
•

For Cause where Cause is defined as conviction of certain crimes and/or felonies, intentional and deliberate material fraud and misappropriation, or the willful and continued failure of Mr. Pickens to substantially perform duties; or

•	Otherwise at the discretion of the Company and subject to the termination obligations set forth in the employment agreement.

Mr. Pickens may terminate his employment at any time upon any of the following:

•	His death;
•	In the event of physical or mental disability where Mr. Pickens is unable to perform his duties;
•

The Company’s material reduction in Mr. Pickens’ authority, perquisites, position, title or responsibilities or other actions that would give Mr. Pickens the right to resign for “Good Reason,” if not cured by the Company within thirty days following Mr. Pickens’s written notice; or

•	Otherwise at the discretion of Mr. Pickens and subject to the termination obligations set forth in the employment agreement.

In the event Mr. Pickens’ employment is terminated by the Company (other than for Cause) or due to his death or physical or mental disability or by Mr. Pickens with “Good Reason”, then he shall be eligible to receive (i) a cash lump sum payment equal one times the sum of (x) his highest base salary in effect at any time during the 12 month period before his termination, and (y) an amount, as determined by the Compensation Committee in its discretion, equal to between 0-50% of the annualized average of the annual bonuses paid or payable to Mr. Pickens for the three years immediately preceding the year in which his termination occurs; (ii) continuation of his group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended at the same cost charged to active employees for 12 months following his termination; and (iii) acceleration of the vesting of any equity awards outstanding at the time of his termination, and extension of the exerciser period for any stock options for the one year period after the termination date. Mr. Pickens must sign a release agreement in order to be eligible to receive any severance payments or benefits.

Termination after a Change in Control

A termination after a Change in Control is similar to the severance provisions described above, except that the base salary and annualized average bonuses payable to Mr. Pickens is increased to one and one-half times, rather than one times his base salary and annualized average bonuses if his employment is terminated within 12 months following a Change in Control. A Change in Control for this purpose is defined to mean (i) the acquisition by any person or entity of the beneficial ownership of securities representing 50% or more of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board; (ii) the date on which the majority of the members of the Board consists of persons other than directors nominated by a majority of the directors on the Board at the time of their election; and (iii) the consummation of certain types of transactions, including mergers and the sale or other disposition of all, or substantially all, of the Company’s assets.

As with the severance provisions described above, the rights to which Mr. Pickens is entitled to under the Change in Control provisions upon a termination of employment are dependent on the circumstances of the termination. The definitions of Cause, Good Reason, and other reasons for termination are the same in this termination scenario as in a termination other than after a Change in Control.

Compensation Recovery Policy

In November 2023, the Board adopted a compensation recovery policy providing for the adjustment or recovery of incentive compensation in certain circumstances that is intended to comply with SEC rules and Nasdaq listing standards. Under the policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in a current period or left uncorrected in said current period, the Compensation Committee shall cause the Company to recoup from each executive officer, including NEOs, as promptly as reasonably possible, any erroneously awarded incentive-based compensation as defined in the policy. Recovery is required regardless of fault, however, is limited to the three fiscal years preceding the date the Company is required to prepare the restatement. The policy does not limit any other rights or remedies the Company, the Board or the Compensation Committee may have. These remedies would be in addition to, and not in lieu of, any penalties imposed by law enforcement agencies, regulators or other authorities. Any incentive-based awards or payments or other compensation paid to current and former executive officers under employment agreements or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to the deductions and clawbacks required by the compensation recovery policy. A copy of our compensation recovery policy is filed as Exhibit 97.1 to our Annual Report on Form 10-K.

DIRECTOR COMPENSATION

Overview

Astrotech’s director compensation program consists of cash-based as well as equity-based compensation. The equity component of Astrotech’s director compensation program is designed to build an ownership stake in the Company while conveying an incentive to directors relative to the returns recognized by our stockholders.

Cash-Based Compensation

Effective December 22, 2022, the Company’s directors, other than the Chairman of the Audit Committee, earn an annual cash stipend of $80,000. The Chairman of the Audit Committee earns an annual stipend of $88,500, recognizing the additional duties and responsibilities of this role. These stipends are generally paid on a quarterly basis.  Beginning in 2026, cash compensation for members of the Board is now paid 50% in cash and 50% in equity awards that vested immediately upon grant.

All directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities in accordance with the Business Expense Reimbursement policy applicable to all employees of the Company.

Equity-Based Compensation

Prior to December 22, 2022, under provisions adopted by the Board, each non-employee director received 5,000 shares of restricted Common Stock issued upon his first election to the Board, subject discretion. Effective December 22, 2022, directors no longer receive equity base compensation annually. Stock awards, typically either stock options or restricted stock, are granted to the directors from time to time at the discretion of the Compensation Committee. Awards typically vest over three or five years. Granted stock options typically terminate in 10 years. Vested stock options do not expire upon termination of the director’s term on the Board. As discussed above, beginning in 2026, cash compensation for members of the Board is now paid 50% in cash and 50% in equity awards that vested immediately upon grant.

Pension and Benefits

The non-employee directors are not eligible to participate in the Company’s benefits plans, including the 401(k) plan.

Indemnification Agreements

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company to indemnify the directors and executive officers to the fullest extent permitted by Delaware state law. The Company’s Charter also requires the Company to indemnify both the directors and executive officers of the Company to the fullest extent permitted by Delaware state law.

Fiscal Year 2026 Non-Employee Director Compensation Table

The table below provides the compensation earned or paid in cash or stock awards to each non-employee director as of June 30, 2026.

Name	Fees Earned or Paid in Cash	Stock Awards (2) (3)	Total
John Halinski	$50,000	$30,000	$80,000
Charles Winn	50,000	30,000	80,000
Eric Stober	53,187	31,063	84,250
Robert McFarland	50,000	30,000	80,000
Tom Wilkinson	234,249	30,000	264,249
Matthew Kreps	—	—	—
Total	$437,436	$151,063	$588,499

1.	Mr. Wilkinson’s director compensation includes lead independent director fees.
2.	Each director received 3,000 shares of restricted stock on May 14, 2025 vesting in three (3) equal amounts annually beginning on May 14, 2026. The grant date fair value of each share was $5.90.
3.

The table below provides the number of unexercised vested stock options and unvested restricted stock held by each non-employee director as of June 30, 2026. Our non-employee directors do not have unvested stock options awards.

Name	Unexercised Vested Options	Unvested Restricted Stock Shares Outstanding
Tom Wilkinson	—	3,666
John Halinski	—	2,000
Robert McFarland	—	3,666
Eric Stober	—	2,000
Charles Winn	—	2,000
Matthew Kreps	—	—
Total	—	13,332

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

RBSM LLP ("RBSM") has served as the Company’s independent registered public accounting firm since October 12, 2023.

With regards to this proposal, the Board is requesting the stockholders to ratify the appointment of RBSM as the Company’s independent auditor for the fiscal year ending June 30, 2027.

Ratification Requirements and Governance

There is no requirement that the Company submit the appointment of independent auditors to stockholders for ratification or for the appointed auditors to be terminated if the ratification fails, but Astrotech believes that it is sound corporate governance to submit the matter to stockholder vote. The Sarbanes-Oxley Act of 2002 states the Audit Committee is solely responsible for the appointment, compensation, and oversight of the independent auditor. As such, the Audit Committee may consider the appointment of another independent registered public accounting firm if the stockholders choose not to ratify the appointment of RBSM. Additionally, the Audit Committee may terminate the appointment of RBSM as the Company’s independent registered public accounting firm without the approval of the stockholders whenever the Audit Committee deems such termination appropriate.

Independence

In making its recommendation to ratify the appointment of RBSM as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2027, the Audit Committee has considered all relationships with RBSM and all services rendered by RBSM that may impact its objectivity and independence. There have been no non-audit services provided by RBSM, and the Audit Committee has determined them to be independent.

Annual Meeting Representation

Representatives of RBSM are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions from the stockholders present at the Annual Meeting.

Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of RBSM, the Company’s independent registered public accounting firm. The Audit Committee’s charter requires the pre-approval of all audit and permissible non-audit services to be provided by independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The charter, as amended, provides for the general pre-approval of specific types of services and gives detailed guidance to management as to the specific audit, audit-related, and tax services that are eligible for general pre-approval. For both audit and non-audit pre-approvals, the Audit Committee will consider whether such services are consistent with applicable law and SEC rules and regulations concerning auditor independence.

The charter delegates to the Chairman of the Audit Committee the authority to grant certain specific pre-approvals, provided that the Chairman of the Audit Committee is required to report the granting of any pre-approvals to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve services performed by the independent auditors.

Requests for pre-approval of services must be detailed as to the particular services proposed to be provided and are to be submitted by the CFO. Each request generally must include a detailed description of the type and scope of services, a proposed staffing plan, a budget of the proposed fees for such services, and a general timetable for the performance of such services.

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, and for the review of the interim condensed consolidated financial statements included in quarterly reports, or services that are normally provided by the Company’s Independent Registered Accounting Firm in connection with statutory and regulatory filings or engagements and attest services. See the table below for the aggregate audit fees billed for professional services rendered by the Company’s Independent Registered Public Accounting Firms.

Independent Registered Accounting Firm	Aggregate fees billed during the fiscal year 2026	Aggregate fees billed during the fiscal year 2025
RBSM LLP	146,500	138,500
Total	$146,500	$138,500

Audit-Related Fees

Audit-related fees consist of fees billed for due diligence, comfort letters, and consents related to equity offerings. RBSM served as the independent registered public accounting firm in both fiscal years 2026 and 2025. The aggregate audit-related fees billed by RBSM were $25,000 and $3,000 for fiscal year 2026 and 2025, respectively.

Tax Fees

Tax fees consist of fees billed for tax compliance and preparation and other tax services. Tax compliance and preparation consist of fees billed for professional services related to federal, state, and local tax compliance and assistance with tax return preparation. Other tax services include preparing the income tax provision and tax footnote used in our annual audit.

Independent Registered Accounting Firm	Aggregate fees billed during the fiscal year 2026	Aggregate fees billed during the fiscal year 2025
SingerLewak LLP	62,026	53,088
Premier Sales Tax	9,115	6,206
Total	$71,141	$61,814

All Other Fees

All other fees consist of fees billed for products and services provided other than Audit Fees, Audit-Related Fees and Tax Fees. There were no other fees billed by the Company’s Independent Registered Public Accounting Firms in fiscal years 2026 or 2025.

Vote Required for Approval of this Proposal

The ratification of the appointment of RBSM as our independent registered public accounting firm for fiscal year 2027 requires the affirmative vote of a majority of the total number of votes cast at the Annual Meeting by the holders of shares of our Common Stock. As a result, abstentions, if any, will not affect the outcome of the vote on this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF RBSM LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2027.

REPORT OF THE AUDIT COMMITTEE

The Board has established an Audit Committee of independent directors which operates under a written charter adopted by the Board. The charter was last amended in February 2023. Astrotech’s management is responsible for establishing a system of internal controls and for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. Astrotech’s independent auditors are responsible for auditing the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing their report based on that audit. Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements and the Company’s Code of Business Conduct and Ethics, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors. The Audit Committee is also directly responsible for selecting and evaluating the independent auditors, reviewing, with the independent auditors, the plans and scope of the audit engagement, and reviewing with the independent auditors their objectivity and independence.

Most members of the Audit Committee are not professional accountants or auditors and, in performing their oversight role, rely without independent verification on the information and representations provided to them by management and Astrotech’s independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to certify that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States, or that Astrotech’s independent auditors are in fact “independent” for fiscal year 2026. The Board has determined that for fiscal year 2026, Eric Stober was an audit committee financial expert and such persons are independent as defined under the federal securities laws.

In connection with the preparation of the audited financial statements included in Astrotech’s annual report on Form 10-K for the year ended June 30, 2026:

•	The Audit Committee reviewed and discussed the audited financial statements with the independent auditors and management.
•

The Audit Committee discussed with the independent auditors the matters required to be discussed by PCAOB Auditing Standard AS 1301, Communications with Audit Committees. In general, this auditing standard requires the auditors to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments, disagreements with management, and the auditors’ judgment about the quality of the Company’s accounting principles.

•

The Audit Committee received from the independent auditors written disclosures and the letter regarding their independence required by PCAOB Rule 3526, and discussed with the auditors their independence. In general, PCAOB Rule 3526 requires the auditors to disclose to the Audit Committee any relationship between the auditors and its related entities and Astrotech that in the auditors’ professional judgment may reasonably be thought to bear on independence. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Astrotech was compatible with maintaining their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended June 30, 2026 be included in Astrotech’s annual report on Form 10-K filed with the SEC.

This report is submitted by the Audit Committee of the Board.

The members of the Audit Committee are:

Eric Stober (Chairman)
Robert McFarland

Charles Winn

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

ADDITIONAL INFORMATION

Proxy Solicitation Expense

The Company will bear all expenses of the solicitation, including the cost of preparing and mailing the proxy materials. In addition to solicitation by mail, officers and employees of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or facsimile. For the Annual Meeting, the Company will engage Sodali & Co. (“Sodali”) to assist us with the solicitation of proxies and related services for a fee of approximately $24,000, plus reasonable out-of-pocket expenses. In addition, we have retained Sodali to request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of shares and will reimburse them for their expenses in doing so. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting.

Deadline for Submission of Stockholder Proposals for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order for a stockholder proposal to be included in the Company’s proxy statement for its 2027 annual meeting, such proposal must be received at the Company’s principal executive offices at 1817 West Braker Lane, Suite 400, Austin, Texas, 78758, Attn: Corporate Secretary, no later than June 25, 2027, and must comply with additional requirements established by the SEC. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. In addition, the Company’s Bylaws provide that any stockholder who would like to have a proposal considered at our 2027 annual meeting of stockholders must submit the proposal to the Secretary of the Company at the Company’s principal executive offices so that it is received by not earlier than the close of business on August 6, 2027, and not later than the close of business on September 5, 2027, unless the date of our 2027 annual meeting is more than 30 days before or more than 60 days after December 4, 2027, in which case the proposal must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Stockholders who intend to submit a proposal for nomination of persons for election to our Board or a proposal of business at the 2027 annual meeting (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) must follow the procedures prescribed in the Company’s Bylaws. No stockholder proposal was received for inclusion in this Proxy Statement.

Stockholders who intend to solicit proxies in support of stockholder proposals for director nominees other than our nominees must provide notice to the Secretary of the Company that sets forth the information required by Rule 14a-19 of the Exchange Act in accordance with and within the time period prescribed in the advance notice provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Discretionary Voting of Proxies on Other Matters

The Board knows of no matters to be presented at the Annual Meeting other than those described in this Proxy Statement. In the event that other business properly comes before the Annual Meeting, or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own best judgment on such matters.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. In addition to furnishing proxy materials electronically, we take advantage of the “householding” rules to reduce the delivery cost of materials. If you are receiving these proxy materials by mail, this means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. However, stockholders who are receiving these proxy materials by mail and participate in householding will continue to receive separate proxy cards. The Company will promptly deliver a separate copy of proxy materials to you if you call or write us at the following address and telephone number: 1817 West Braker Lane, Suite 400, Austin, Texas, 78758, Attention: Secretary; Telephone: (512) 485-9530. If you would prefer to receive separate copies of the Company’s annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address or telephone number.

By Order of the Board of Directors,
/s/ Thomas B. Pickens III
Thomas B. Pickens III Chairman of the Board, Chief Executive Officer and Chief Technology Officer Austin, Texas

ASTROTECH
CORPORATION

Annual Meeting of Astrotech Corporation
to be held on Friday December 4, 2026
for Holders as of October 13, 2026

This proxy is being solicited on behalf of the Board of Directors

PROXY

The undersigned hereby appoints Thomas B. Pickens III as the true and lawful attorney of the undersigned, with full power of substitution and revocation to him, and authorizes him to vote all the shares of capital stock of Astrotech Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters referred to on the reverse side hereof and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side)

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

ASTROTECH
CORPORATION

ANNUAL MEETING OF ASTROTECH CORPORATION

Date: December 4, 2026

Time: 9:00 A.M. (Central Time)

Place: 1817 W Braker Lane, Suite 400, Austin, Texas 78758

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
THE NOTICE OF MEETING, ANNUAL REPORT, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT: WWW.ASTROTECHCORP.COM/PROXY-STATEMENTS

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

Board of Directors recommends a vote FOR the election of all director nominees and FOR proposals 2.

1: Election of Directors

	VOTE FOR ALL NOMINEES	WITHHOLD VOTE FROM ALL NOMINEES	FOR ALL EXCEPT (See instructions below)
01 Thomas B. Pickens III 02 Tom Wilkinson 03 Bob McFarland 04 Eric Stober 05 Charles Winn 06 John Halinski 07 Matt Kreps	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exception" box and write the number(s) in the space provided below.

____

☐ **To attend the meeting and vote your shares in person, please mark this box.**

Authorized Signatures - This section must be completed for your vote to be counted.

Date: ______________________________, 2026

____

Please Sign Here

____

Please Sign Here

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

▲ TO VOTE BY MAIL, PLEASE DETACH HERE ▲

VOTE BY INTERNET OR TELEPHONE

QUICK ★★★EASY★ ★ ★ IMMEDIATE

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail. Vote by internet or telephone until 11:59 PM EST the day before the meeting.

VOTE BY INTERNET: The web address is **www.proxyvoting.com/ASTC**. You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

VOTE BY PHONE: You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.

Call ★ ★ Toll Free ★ ★ On a Touch-Tone Telephone

1-888-457-2959

There is NO CHARGE to you for this call

OPTION A: You are encouraged to review each proposal and select a voting choice before you submit your proxy. Please press 0 in order to vote on each proposal separately.

OPTION B: If you prefer not to select a voting choice with respect to each proposal you may press 1 to submit a proxy. If you select this option, your shares will be voted in accordance with the recommendations made by the Board of Directors.

THANK YOU FOR VOTING.

CONTROL NUMBER for Telephone/Internet Voting